UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 7, 2021

SYSOREX, INC.

(Exact name of registrant as specified in its charter)

Nevada	000-55924	68-0319458
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

13880 Dulles Corner Lane Suite 175 Herndon, Virginia	20171
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: 800-929-3871

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 7, 2021, Sysorex, Inc. (the “Company”) entered into an employment agreement (the “Employment Agreement”) with its Chief Executive Officer, Wayne Wasserberg, pursuant to which Mr. Wasserberg will continue to serve as the Chief Executive Officer of the Company and as President, Treasurer, and Secretary of its wholly-owned subsidiary, TTM Digital Assets & Technologies, Inc.

Overview; Salary and Awards

Under the Employment Agreement, Mr. Wasserberg will receive an annual base salary of Four Hundred Thousand Dollars ($400,000). In addition, he will be entitled to a sign-on bonus of Fifty Thousand Dollars ($50,000) and an additional bonus of Fifty Thousand Dollars ($50,000) upon the Employee’s successful completion of six (6) months of employment with the Company. Further, the Employment Agreement states that additional bonus performance criteria are to be included within two (2) months of the effective date of the Employment Agreement, subject to approval of the board of directors of the Company (the “Board”). The Company also agreed that Mr. Wasserberg shall receive an initial stock grant of 200,000 shares of the Company’s common stock, once the employee stock option plan is approved by the Board and filed on Form S-8 with the Securities and Exchange Commission. The Employment Agreement subjects Mr. Wasserberg to customarily confidentiality, non-solicitation, and intellectual property assignment provisions.

Term and Termination

The Employment Agreement provides for a two-year term and may be terminated by either party in accordance with its terms. The Employment Agreement obligates the Company to remit certain cash payments to Mr. Wasserberg in connection with qualifying terminations, encompassing three termination scenarios: with Just Cause (as defined in the Employment Agreement), without Just Cause, and in the event of disability and death. Termination with Just Cause results in payments of the relevant portion of base salary, accrued and unused vacation, payments of unreimbursed expenses and receipt of the vested portion of any benefit plan (the “Just Cause Payments”). In the event, Mr. Wasserberg is terminated without Just Cause or within the twenty-four (24) month period following a Change of Control (as defined in the Employment Agreement), then the Company shall, in addition to the Just Cause Payments, (1) continue to pay his base salary for one month for every two months of employment after the effective date of the Employment Agreement up to a maximum of twelve (12) months subject to and conditioned upon Employee signing a full general release of any and all known and unknown claims against the Company; and (2) within forty-five days of termination pay to Employee one hundred percent of the value of any accrued but unpaid bonus that Employee otherwise would have received. If the employment of Mr. Wasserberg is terminated due to his disability or death, the Company will be required to pay to him or his estate the amounts required by law or disability plans and the Just Cause Payments.

The foregoing description is intended only as a summary of the material terms of the Employment Agreement and is qualified in its entirety by reference to the full Employment Agreement, a copy of which is attached as Exhibit 10.1 of this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Employment Agreement dated May 7, 2021, by and between Sysorex, Inc. and Wayne Wasserberg.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2021	SYSOREX, INC.

	By:	/s/ Wayne Wasserberg
	Name:	Wayne Wasserberg
	Title:	Chief Executive Officer

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